UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2016

Service Corporation International

(Exact name of Registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-6402-1 (Commission File Number)	74-1488375 (I.R.S. Employer Identification Number)

1929 Allen Parkway Houston, Texas (Address of principal executive offices)	77019 (Zip code)

(713) 522-5141

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 3, 2016, Service Corporation International (the “Company”) entered into a credit agreement with J.P. Morgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, providing for a new senior unsecured credit facility (the “new senior credit facility”), to replace its previous senior credit facility, which comprised a $600 million senior term loan facility maturing in July 2018 and a revolving credit facility providing for borrowings of up to $500 million, with commitments expiring and loans maturing in July 2018. The new senior credit facility consists of a term loan facility in an aggregate principal amount of $700 million and a revolving credit facility of up to $700 million, with commitments expiring and loans maturing in March 2021.

Borrowings under the Credit Agreement bear interest at a rate equal to, at SCI’s option, either (a) a LIBOR rate adjusted for certain additional costs, plus an applicable margin, or (b) a base rate, plus an applicable margin. In addition to paying interest on outstanding principal under the Credit Agreement, SCI will pay a commitment fee in respect of the average daily unutilized Revolver and Term Loan commitments thereunder. With respect to outstanding letters of credit, SCI will pay customary fees equal to the applicable margin for LIBOR borrowings under the Revolver, plus fronting fees. The applicable margin on borrowings and the commitment fees will vary in accordance with SCI’s leverage ratio. All obligations under the Credit Agreement are unconditionally guaranteed by certain of SCI’s existing and subsequently acquired or organized domestic subsidiaries and, in certain circumstances, by other subsidiaries of SCI. The Credit Agreement contains customary affirmative and negative covenants, and SCI is subject to a maximum leverage ratio and a minimum interest coverage ratio. The Credit Agreement also specifies certain customary events of default. A copy of the Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 to the extent applicable is incorporated herein by reference into this Item 2.03.

Item 8.01	Other Events

On March 3, 2016, the Company issued a press release announcing that it had entered into the credit agreement providing for the new senior credit facility. A copy of this press release is attached as Exhibit 99.1 and incorporated by reference.

The press release also announced that the Company will be issuing a notice for the redemption of approximately $295 million aggregate principal amount of its 7.000% Senior Notes due June 2017 (the “notes”) pursuant to the terms of the indenture governing the notes. The full text of the press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report on Form 8-K, including the exhibits hereto, is neither an offer to sell nor a solicitation of an offer to purchase any of the notes or any other securities of the Company.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are included with this report:

Exhibit No.	Description

10.1	Credit Agreement, dated as of March 3, 2016, among the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent for the lenders.

99.1	Press release dated March 3, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2016

Service Corporation International

By:	/s/ Eric D. Tanzberger
	Name:	Eric D. Tanzberger
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBITS

Exhibit No.	Description

10.1	Credit Agreement, dated as of March 3, 2016, among the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent for the lenders.

99.1	Press release dated March 3, 2016